Exhibit 10.17

BOARD COMPENSATION POLICY SurModics, Inc. (Amended and Restated: February 8, 2010)
     Directors of SurModics, Inc. (the “Company”) that are not employed by the Company are entitled to compensation for their services to the Board of Directors (the “Board”) and related committees. This compensation is provided in the form of annual retainers, fees for meeting attendance, and stock options as further described below. Additionally, each director is entitled to reimbursement for their reasonable travel and other expenses incurred in connection with attending Board or committee meetings.
     Cash Compensation. Effective for the Company’s fiscal year beginning October 1, 2010, the retainer and meeting fees for non-employee directors of the Company will be as follows:

Description	Amount
Annual Retainer (Chairman of the Board)	$100,000
Annual Retainer (excluding Chairman)	20,000
Additional Retainer for Committee Chair
Audit	10,000
Organization and Compensation	7,000
Corporate Governance and Nominating	5,000
Meeting Fees
Board Meetings	2,000	per meeting
Committee Meetings	1,000	per meeting
The retainers set forth above will be paid to each director on a quarterly basis, with each installment paid at the end of each calendar quarter in an amount equal to one-fourth of the annual retainer set forth above. If, for any reason, a director does not serve an entire calendar quarter, the retainers will be pro-rated based on such director’s length of service during such calendar quarter. The Chairman of the Board is not eligible to receive any of the meeting fees set forth above for attendance at Board or committee meetings. Members of the Business Development Committee will not receive meeting fees for their attendance at that Committee’s meetings.
     Equity Compensation. In addition to the cash compensation described above, each director will also receive nonqualified stock options to purchase shares of the Company’s common Stock (each, a “Stock Option”) as follows:
          (a) Initial Option Grant: Each non-employee director who first joins the Board after February 2, 2010, will be granted a Stock Option with a value of $60,000 (as estimated using a Black-Scholes option pricing model as of the date of grant).
          (b) Annual Option Grant: At the Board’s first regularly scheduled meeting during each fiscal year, each non-employee director will be granted a Stock Option with a value of $60,000 (as estimated using a Black-Scholes option pricing model as of the date of grant). The value of the first annual option grant following a director’s election or appointment to the Board will be pro-rated based on such director’s length of service on the Board during the preceding 12-month period.
          (c) General Terms. All Stock Options provided pursuant to this policy shall be granted under the Company’s 2009 Equity Incentive Plan or any successor plan designated by the Board (the “Plan”). Each option grant will (1) have a seven-year term, (2) vest annually in 25% increments, beginning on the first anniversary of the date of grant, (3) have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and (4) be subject to such other terms and conditions set forth in the individual option agreements. Upon the director’s termination of service for reasons other than disability or death, the Board, in its sole discretion, may accelerate the vesting of all or any portion of the unvested portion of such options taking into consideration such director’s tenure of service or other similar factors.